EXHIBIT 99.1

      ADVANCED NUTRACEUTICALS, INC. ANNOUNCES RECORD SALES LEVELS AND THIRD QUARTER RESULTS

Denver, CO, August 16, 2005 — Advanced Nutraceuticals, Inc. (OTCBB: ANII), announced today results for the three and nine months ended June 30, 2005. Record sales levels for the quarter and year to date period were achieved. The successful operations and earnings of the Company’s operating subsidiary, Bactolac Pharmaceutical, Inc. continues at increasing levels.

Record net sales from continuing operations for the nine months ended June 30, 2005 were $16.8 million compared to $13.2 million for the comparable prior year period, a 27% increase. The Company reported income from continuing operations before income taxes of $2.6 million for the 2005 period as compared to $1.9 million for the 2004 period. Net income from continuing operations was $1.7 million, or $.33 per common share ($.28 diluted), compared with net income of $3.0 million, or $.61 per common share for the 2003 period ($.55 diluted). The 2004 period included the effect of a recorded $1.1 million deferred income tax benefit.

Record net sales from continuing operations for the three months ended June 30, 2005 were $6.8 million compared to $4.8 million for the three months ended June 30, 2004, a 41% increase. The Company reported net income from continuing operations of $702,000, or $.13 per common share ($.12 diluted) for the quarter, compared to net income of $328,000, or $.07 per common share ($.05 diluted), for the quarter ended June 30, 2004.

The three and nine month periods ended June 30, 2005 did not include any results from the discontinued operations of ANI Pharmaceuticals, Inc., that was sold in March 2004. Net loss from discontinued operations for the nine months ended June 30, 2004 was $1.4 million, or $.29 per common share ($.26 diluted). Net income from discontinued operations for the three months ended June 30, 2004 was $98,000, or $.02 per common share ($.02 diluted). The nine-month period ended June 30, 2004 included the effect of a recorded $697,000 deferred tax benefit.

Condensed Consolidated Statements of Operations

(In thousands except per share data)	Three Months Ended June 30,		Nine Months Ended June 30,
	2005	2004	2005	2004
Net sales	$6,785	$4,798	$16,801	$13,193
Gross profit	1,998	1,343	5,129	4,192
General and administrative expenses	889	755	2,400	2,103

Operating income	1,109	588	2,729	2,089
Other expenses, net	(28)	(85)	(133)	(169)

Income from continuing
operations before taxes	1,081	503	2,596	1,920
Income tax (expense) benefit	(379)	(175)	(909)	1,128

Income from continuing operations	702	328	1,687	3,048
Income (loss) from discontinued operations,
net of income tax benefit	—	98	—	(1,436)

Net income	$702	$426	$1,687	$1,612

Basic income (loss) per share
Continuing operations	$.13	$.07	$.33	$.61
Discontinued operations	—	.02	—	(.29)

	$.13	$.09	$.33	$.32

Diluted income (loss) per share
Continuing operations	$.12	$.05	$.28	$.55
Discontinued operations	—	.02	—	(.26)

	$.12	$.07	$.28	$.29

Weighted average shares outstanding:
Basic	5,334	5,032	5,176	5,006

Diluted	6,042	6,073	5,990	5,580

Condensed Consolidated Balance Sheet
(In thousands)

June 30, 2005
ASSETS
Current assets	$8,952
Property and equipment, net	1,439
Land held for expansion	1,406
Other assets	7,946

Total assets	$19,743

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$2,578
Long term liabilities	23
Stockholders' equity	17,142

Total liabilities and stockholders' equity	$19,743

For additional information contact:

Jeff McGonegal (303) 475-3786 (Email: jmcgonegal@aol.com) or
Gregory Pusey (303) 722-4008 (Email: gpusey@gpusey.com)

This press release includes “forward looking statements” as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including adverse changes in market conditions, fluctuations in sales volumes and problems in collecting receivables. Furthermore, the Company does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in the Company’s recent filings with the SEC.